UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 1, 2005
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Current Report on Form 8-K/A amends the Current Report on Form 8-K filed on September 1, 2005 to provide information required by Item 9.01, which was excluded from the initial filing in reliance upon Item 9.01(a)(4).
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired
The financial statements of Cardiac Science, Inc. (“CSI”) are incorporated by reference into this Current Report on Form 8-K/A from CSI’s December 31, 2004 Annual Report on Form 10-K and June 30, 2005 Quarterly Report on Form 10-Q.
(b) Pro Forma Financial Information
See Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included in this Current Report on Form 8-K/A.
(c) Exhibits

Exhibit 2.1	Agreement and Plan of Merger dated as of February 28, 2005, as amended June 23, 2005, among Quinton Cardiology Systems, Inc., Cardiac Science, Inc., CSQ Holding Company, Rhythm Acquisition Corporation and Heart Acquisition Corporation (incorporated by reference to Annex A to the joint proxy statement/prospectus included in the Registration Statement on Form S-4/A (No. 333-124514) filed June 27, 2005).

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On September 1, 2005, (the “closing date”) Quinton Cardiology Systems, Inc. (“Quinton”) and Cardiac Science, Inc. (“CSI”) combined (the “merger transaction”) to form a new corporation called Cardiac Science Corporation (the “Company”). Stockholders of Quinton received 0.77184895 share of Company common stock (“common stock”) for each common share of Quinton held on the closing date, or approximately 48.8% of the total outstanding common stock of the Company. Stockholders of CSI received 0.10 share of common stock for each common share of CSI held on the closing date, or approximately 51.2% of the total outstanding common stock of the Company, which percentage includes 2,843,915 shares of common stock issued to the CSI senior note holder on the closing date. In addition, each outstanding stock option, warrant and right to purchase common stock issued by Quinton and CSI prior to the merger transaction was assumed by the Company and became a right to purchase a number of shares of Company common stock at an exercise price adjusted in accordance with the appropriate exchange ratio in the merger transaction, other than certain warrants of CSI associated with CSI’s senior debt that were cancelled in connection with the restructuring of such senior debt and warrants.
The transaction is being accounted for as an acquisition of CSI by Quinton under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Quinton is the acquiring entity for financial reporting purposes based on the criteria for determining the accounting acquirer set forth in Statement 141. These criteria include, but are not limited to: relative share ownership of the combined entity, composition of and ability to elect the board of directors, and the entity from which senior management positions are filled. A majority of the Company’s board of directors is comprised of Quinton directors. In addition, Quinton executives fill a majority of senior management positions, thereby directing policies, strategic direction, and day to day operations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired in connection with the merger transaction, based on their fair values as of the closing date.
These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. The excess cost over the net tangible and identifiable intangible assets has been allocated to goodwill. Valuation specialists have conducted preliminary valuations in order to assist management in determining the fair values of intangible and certain tangible assets acquired. The preliminary work performed by valuation specialists has been considered in management’s preliminary estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values will include management’s consideration of final valuations prepared by the valuation specialists. Additionally, fair values of all other assets acquired and liabilities assumed have been based on preliminary estimates. These estimates are preliminary because management has not yet obtained all of the information that it has arranged to obtain and that is known to be available.
The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger transaction as if it occurred on June 30, 2005. The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2004, and the six months ended June 30, 2005, gives effect to the merger transaction as if it had occurred as of January 1, 2004.
The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger transaction had been consummated as of June 30, 2005 or January 1, 2004, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K/A. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with Quinton and CSI historical consolidated financial statements and related notes thereto, included in their respective December 31, 2004 Annual Reports on Form 10-K and June 30, 2005 quarterly Reports on Form 10-Q.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
BALANCE SHEET
As of June 30, 2005

	Historical
		Cardiac	Pro Forma			Pro Forma
	Quinton	Science	Adjustments			Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,830	$7,336	$(20,000)	(A	)	$11,166

Accounts receivable, net	13,008	11,875	(428)	(B	)	24,455
Inventories	11,432	11,208	319	(C	)	22,959
Prepaid expenses and other current assets	925	2,803	(898)	(B	)	2,830
Deferred income taxes	4,890	—	6,160	(D	)	11,050

Total current assets	54,085	33,222	(14,847)			72,460
Machinery and equipment, net	3,988	4,690	—	(E	)	8,678
Intangibles, net	5,458	8,683	(8,683)	(F	)
			31,840	(F	)	37,298
Goodwill	9,072	92,268	(92,268)	(G	)
			99,704	(G	)	108,776

Deferred income taxes	3,428	—	19,450	(D	)	22,878
Other assets	2,357	6,156	(1,357)	(A	)
			(4,503)	(J	)
			(1,277)	(B	)	1,376

Total assets	$78,388	$145,019	$28,059			$251,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,772	$5,943	$856	(A	)	$12,571
Accrued liabilities	4,803	6,098	1,826	(H	)	12,727
Warranty reserve	2,059	475	—			2,534
Deferred revenue	5,062	1,547	(662)	(I	)	5,947

Total current liabilities	17,696	14,063	2,020			33,779
Senior secured promissory notes	—	55,557	(55,557)	(J	)	—
Other long-term liabilities	—	667	(616)	(I	)	2,112
			2,061	(H	)
	—	—	—			—

Total liabilities	17,696	70,287	(52,092)			35,891

Minority interest in consolidated entity	133	—	—			133

Stockholders’ equity:
Common stock	14	86	(86)	(K	)	22
			11	(A	)
			(3)	(K	)
Additional paid in capital	62,998	259,950	(259,950)	(K	)	217,873
			(750)	(H	)
			146,900	(A	)
			3	(K	)
			7,402	(A	)
			1,320	(A	)
Accumulated other comprehensive income	—	(25)	25	(K	)	—

Accumulated deficit	(2,453)	(185,279)	185,279	(K	)	(2,453)

Total stockholders’ equity	60,559	74,732	80,151			215,442

Total liabilities and stockholders’ equity	$78,388	$145,019	$28,059			$251,466

See accompanying pro forma adjustments to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS
For the year ended December 31, 2004

	Historical
		Cardiac	Pro Forma			Pro Forma
	Quinton	Science	Adjustments			Combined
	(In thousands, except per share data)
Revenues:
Products	$77,373	$61,107	$(504)	(L	)	$137,976
Service	12,230	7,406	—			19,636

Total revenues	89,603	68,513	(504)			157,612

Cost of revenues:
Products	42,862	26,080	(465)	(L	)	69,776
			1,299	(M	)
Service	7,440	4,282	—			11,722

Total cost of revenues	50,302	30,362	834			81,498

Gross profit:
Products	34,511	35,027	(39)	(L	)	68,200
			(1,299)	(M	)
Service	4,790	3,124	—			7,914

Gross profit	39,301	38,151	(1,338)			76,114

Operating expenses:
Research and development	7,397	6,027	—			13,424
Sales and marketing	18,378	23,959	—			42,337
General and administrative	8,348	19,241	—			27,589
Amortization expense	—	1,931	(201)	(M	)	1,730
Gain on sales and other, net	—	(1,077)	—			(1,077)

Total operating expenses	34,123	50,081	(201)			84,003

Operating income (loss)	5,178	(11,930)	(1,137)			(7,889)

Other income (expense):
Interest income (expense)	(70)	(6,904)	6,780	(O	)	(194)
Other income, net	1,031	165	—			1,196

Total other income (expense)	961	(6,739)	6,780			1,002

Income (loss) before income taxes	6,139	(18,669)	5,643			(6,887)
Income tax benefit	8,890	—	1,777	(P	)	10,667

Income (loss) before minority interest	15,029	(18,669)	7,420			3,780
Minority interest	39	—	—			39

Net income (loss)	$15,068	$(18,669)	$7,420			$3,819

Net income (loss) per share — basic	$1.14	$(0.22)		(Q	)	$.18
Net income (loss) per share — diluted	$1.08	$(0.22)		(Q	)	$.17
Weighted average shares outstanding — basic	13,263	83,094		(Q	)	21,390
Weighted average shares outstanding — diluted	14,011	83,094		(Q	)	21,968
See accompanying pro forma adjustments to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS
For the six months ended June 30, 2005

	Historical					Pro
		Cardiac	Pro Forma			Forma
	Quinton	Science	Adjustments			Combined
	(In thousands, except per share data)
Revenues:
Systems	$37,417	$27,289	$(200)	(L	)	$64,506
Service	5,881	3,348	—			9,229

Total revenues	43,298	30,637	(200)			73,735

Cost of revenues:
Systems	19,880	11,916	(180)	(L	)	32,146
			530	(M	)
Service	3,777	1,758	—			5,535

Total cost of revenues	23,657	13,674	350			37,681

Gross profit:
Systems	17,537	15,373	(20)	(L	)	32,360
			(530)	(M	)
Service	2,104	1,590	—			3,694

Gross profit	19,641	16,963	(550)			36,054

Operating expenses:
Research and development	3,717	3,270	—			6,987
Sales and marketing	9,249	10,250	—			19,499
General and administrative	4,311	10,928	—			15,239
Amortization expense	—	808	57	(M	)	865
Goodwill impairment charge	—	47,269	—	(N	)	47,269

Total operating expenses	17,277	72,525	57			89,859

Operating income (loss)	2,364	(55,562)	(607)			(53,805)

Other income (expense):
Interest income (expense)	258	(3,614)	3,200	(O	)	(156)
Other income (expense), net	114	(1,704)	—			(1,590)

Total other income (expense)	372	(5,318)	3,200			(1,746)

Income (loss) before income taxes	2,736	(60,880)	2,593			(55,551)
Income tax benefit (expense)	(904)	(42)	3,710	(P	)	2,764

Income (loss) before minority interest	1,832	(60,922)	6,303			(52,787)
Minority interest	26	—	—			26

Net income (loss)	$1,858	$(60,922)	$6,303			$(52,761)

Net income (loss) per share — basic	$0.13	$(0.71)		(Q	)	$(2.36)
Net income (loss) per share — diluted	$0.13	$(0.71)		(Q	)	$(2.36)
Weighted average shares outstanding — basic	14,079	85,982		(Q	)	22,309
Weighted average shares outstanding — diluted	14,721	85,982		(Q	)	22,309
See accompanying pro forma adjustments to unaudited pro forma condensed combined consolidated financial statements.

PRO FORMA ADJUSTMENTS
Pro forma adjustments reflect those matters that are a direct result of the merger transaction, which are factually supportable and, for pro forma adjustments to the pro forma condensed combined consolidated statements of operations, are expected to have continuing impact. Pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.
(A) The estimated purchase price of $181.0 million to be allocated to CSI’s net assets and liabilities consists of the following:
•	Approximately 11,467,800 shares of common stock valued at approximately $146.9 million issued to CSI stockholders and senior note holders. The fair value of common stock issued is based on a per share value of $12.81, which is equal to Quinton’s average closing price per share as reported on The Nasdaq National Market for the trading-day period two days before and after February 28, 2005, the date of the Merger Agreement, adjusted by the Quinton exchange ratio.

•	Cash payment of $20.0 million paid to CSI senior note holders.

•	Approximately 1,230,000 options to purchase shares of common stock issued to CSI option holders, valued at approximately $7.4 million. The weighted average exercise price of these options approximate $25.97 per share, taking into account the CSI exchange ratio.

•	Approximately 331,000 warrants to purchase shares of common stock issued to certain CSI warrant holders, valued at approximately $1.3 million. The weighted average exercise price of these warrants approximate $28.32 per share, taking into account the CSI exchange ratio.

•	Approximately $2.3 million in estimated transaction-related costs of the acquirer, of which approximately $0.9 million is added to accounts payable for costs not paid as of June 30, 2005. Other long term assets have been reduced by approximately $1.4 million reflecting the allocation of previously incurred and deferred transaction-related costs to the purchase price.

•	Approximately $3.1 million in accrued liabilities relating to estimated exit and severance costs. (See note H).
Indirect and general expenses related to the merger transaction are expensed as incurred.
(B) The following preliminary adjustments have been made to reflect acquired assets at net recoverable value:
•	Accounts receivable have been reduced by approximately $0.4 million due to changes in business relationships with certain customers and others from which CSI has receivables.

•	Prepaid expenses and other current assets included certain costs deferred by CSI, which were reduced by approximately $0.6 million in purchase accounting to conform accounting policies and reduced by approximately $0.3 million due to changes in business relationships with others from which CSI has receivables.

•	Other assets have been reduced by approximately $0.4 million due to changes in business relationships with others from which CSI has receivables. Additionally, intangible assets of approximately $0.9 million were included in other assets by CSI, and have been eliminated in purchase accounting as were other intangible assets (see Note F).
(C) CSI’s finished goods inventories acquired as a part of the merger transaction are recorded at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort. Raw materials inventories are recorded at estimated replacement cost. The purchase cost allocated to inventories at June 30, 2005 exceeded CSI’s net book value by approximately $1.8 million, before reduction of approximately $1.5 million to reduce certain inventories due to changes in business plans and directions resulting in certain inventories which are not anticipated to be marketed by the combined entity in a similar manner or extent as that anticipated by CSI. Management expects that the increase in inventory value will be recorded as a cost of revenues over the period that the related inventory is sold. There is no adjustment to the pro forma statements of operations for this additional cost of revenues because it will not have continuing impact.
(D) As of the closing date, CSI had recorded a valuation allowance in the full amount of its net deferred tax assets, which approximated $57.6 million, substantially all of which relates to federal and state net operating loss (“NOL”) and tax credit carryforwards, as it had not determined that it was more likely than not that its deferred tax assets would be realized. Based on projected operating results of the combined entity and other considerations and circumstances, management has determined that it is more likely than not that CSI’s deferred tax assets will be recognized, subject to operating loss utilization limitations.

As a result of the merger transaction, there has been an ownership change within the meaning of Sections 382 and 383 of the Internal Revenue Code. As a result of such ownership change, the amount of taxable income in any year (or portions of a year) subsequent to the ownership change that may be offset by each company’s NOLs from periods prior to the date of such ownership change generally cannot exceed the Section 382 limitation. Based on currently available information, it is not expected that the ownership change will materially affect the ultimate availability of Quinton’s NOLs or tax credit carryforwards to reduce tax liabilities in future taxable periods. It is expected that the ownership change will materially affect the availability of a significant portion of CSI’s NOLs, and its tax credit carryforwards, to reduce future income tax liabilities.
After giving effect to Section 382 estimated limitations on utilization of NOLs and tax credit carryforwards, the accompanying pro forma condensed combined consolidated June 30, 2005 balance sheet includes pro forma adjustments to record approximately $6.2 million of current deferred tax assets and $19.4 million of non-current deferred tax assets, net of non-current deferred tax liabilities of approximately $11.1 million relating primarily to intangible assets.
(E) Management believes based upon its preliminary assessment that the estimated fair value of machinery and equipment obtained in the merger transaction approximates the CSI net book value of the assets. The Company has engaged valuation specialists to assist management in determining the fair values of these assets acquired. Management has not yet obtained all of the information that it has arranged to obtain and that is known to be available.
(F) The estimated fair value of intangible assets is more than CSI’s reported amounts by approximately $23.1 million. The pro forma adjustment includes elimination of CSI’s recorded intangibles of $8.7 million and recording of estimated fair value of intangible assets acquired consisting of developed technology of $11.8 million, customer-based intangibles of $8.6 million, and a trade name of $11.4 million. Amounts allocated to intangible assets were identified by management and have been valued on a number of factors based upon a preliminary appraisal. At this time, management has not identified the existence of any in-process research and development to be written off.
The estimate of useful lives of each intangible asset was based on an analysis by management of all pertinent factors. These factors include the expected use of the asset by the entity, the expected useful life of another asset or a group of assets to which the useful life of an asset may relate, any legal, regulatory, or contractual provisions that may limit the useful life, or enable renewal or extension of the asset’s legal or contractual life without substantial cost, the effects of obsolescence, demand, competition, and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.
Management estimated intangible asset lives as eight years for developed technology and five years for customer-based intangibles. Estimated annual expense for amortization of identifiable intangible assets approximates $3.2 million for the first five years and $1.5 million for the next three years thereafter.
Management has concluded that no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of the trade name and accordingly has considered the useful life of the trade name to be indefinite.
(G) Goodwill represents the excess of purchase price, including direct costs, over the fair value of CSI’s net assets acquired in the merger transaction. The pro forma adjustment includes the elimination of CSI’s recorded goodwill of $92.3 million and recording of goodwill resulting from the merger transaction of $99.7 million.
(H) Accrued liabilities and other long-term liabilities have been increased by approximately $3.9 million for the following items:
•	An increase of approximately $0.8 million reflecting the estimated costs to register the unregistered common stock issued in the merger transaction to CSI former note holders and the shares issuable upon the exercise of warrants assumed in the merger transaction. Additional paid in capital has been reduced by the same amount as these stock issue costs are recorded as a reduction to equity.

•	An increase of approximately $1.4 million reflecting the estimated costs associated with closures of certain CSI facilities.

•	An increase of approximately $1.7 million reflecting the estimated costs to involuntarily terminate or relocate employees in connection with closures of certain CSI facilities.

•	Certain of these liabilities totaling approximately $2.1 million extend beyond one year.
(I) The current portion of deferred revenue previously recorded by CSI has been reduced by $0.7 million reflecting the elimination of the amounts received in connection with certain licensing arrangements as well as the elimination of a portion of the expected profit on previously invoiced training and service revenue that has not been delivered. The long term portion of deferred revenue recorded by CSI has been reduced by $0.6 million reflecting the elimination of additional amounts received in connection with certain licensing arrangements. The remaining deferred revenue reflects the anticipated costs to provide to these training services as well as an expected nominal profit margin.
(J) In connection with the merger transaction, CSI’s obligations under its senior secured promissory notes having a face value of $50.0 million and an original debt discount of $11.8 million were extinguished pursuant to the terms of the senior note and warrant conversion agreement. The balance of these notes and accrued interest at June 30, 2005 was approximately $61.9 million offset by unamortized debt discount of approximately $6.3 million, resulting in a net balance of approximately $55.6 million. Approximately $4.5 million of unamortized deferred debt issue costs included in long term assets related to these notes has also been eliminated. The actual amount of debt and accrued interest retired at closing approximated $62.5 million.
(K) The pro forma adjustment represents the elimination of CSI’s stockholders’ equity accounts and an adjustment to Quinton stockholders’ equity accounts reflecting the Quinton exchange ratio in connection with the issuance of common stock shares for those of Quinton stockholders.
(L) Quinton is a reseller of CSI’s products to the primary care market under the Burdick brand. Intercompany sales were approximately $0.5 million for the year ended December 31, 2004, and $0.2 million for the six months ended June 30, 2005. These intercompany sales and related cost of revenues have been eliminated in consolidation. Intercompany accounts receivable and accounts payable are immaterial.
(M) The increase to amortization expense is calculated using management’s estimates of fair value and asset lives, resulting in amortization expense which totals approximately $3.2 million on an annual basis, less CSI’s historical amortization expense of $2.0 million for the year ended December 31, 2004 and $1.6 million for six months, less CSI’s historical amortization expense of $1.0 for the six months ended June 30, 2005. Approximately $1.5 million of the $3.2 million in 2004 annual amortization expense is recorded as part of cost of revenues. Approximately $0.8 million of the $1.6 million of amortization expense during the six months ended June 30, 2005 is recorded as part of cost of revenues.
(N) The historical goodwill impairment charge of $47,269 recorded by CSI for the six months ended June 30, 2005 has not been eliminated in the pro forma condensed combined consolidated statement of operations. Future assessments of any impairment of goodwill of the surviving entity will be determined in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”.
(O) Interest income has been decreased by $0.3 million and $0.4 million for the periods ended December 31, 2004 and June 30, 2005, respectively. The decrease in interest income resulted from the elimination of historical interest income earned by cash held by Quinton and CSI due to the use of available cash balances to retire CSI’s senior secured promissory notes in connection with the merger transaction. Interest expense has been decreased to eliminate the historical interest expense recorded by CSI on its senior secured promissory notes, which have been retired in connection with the merger transaction. Interest expense and amortization of the discount and issuance costs related to these notes was approximately $7.0 million for the year ended December 31, 2004 and $3.6 million for the six months ended June 30, 2005.
(P) Consistent with the recording of deferred tax assets in purchase accounting as discussed in (D), a pro forma income tax benefit of approximately $1.8 million has been presented for the year ended December 31, 2004, calculated as follows:
•	A tax benefit of approximately $3.9 million calculated by applying CSI’s historical effective tax rate before change in valuation allowance of 20.7% to CSI’s loss before income taxes, and

•	Tax expense of approximately $2.1 million calculated by applying an estimated statutory tax rate of 37% to pro forma adjustments (L), (M), and (O).
Similarly, a pro forma income tax benefit of approximately $3.7 million has been presented for the six months ended June 30, 2005, calculated as follows:
•	A tax benefit of approximately $4.6 million calculated by applying CSI’s estimated effective tax rate before change in valuation allowance of 7.6% to CSI’s loss before income taxes, and

•	Tax expense of approximately $1.1 million calculated by applying an estimated statutory tax rate of 37% to pro forma adjustments (L), (M), and (O).
(Q) The weighted average number of shares has been increased to reflect issuance of approximately 11,467,800 shares in connection with the merger transaction. The total combined weighted average shares outstanding reflects this issuance combined with Quinton’s historical weighted average shares outstanding, adjusted by the Quinton exchange ratio.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: November 7, 2005

EXHIBIT INDEX

Exhibit 2.1	Agreement and Plan of Merger dated as of February 28, 2005, as amended June 23, 2005, among Quinton Cardiology Systems, Inc., Cardiac Science, Inc., CSQ Holding Company, Rhythm Acquisition Corporation and Heart Acquisition Corporation (incorporated by reference to Annex A to the joint proxy statement/prospectus included in the Registration Statement on Form S-4/A (No. 333-124514) filed June 27, 2005)

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm